Exhibit 99.1
Press Release issued by Move, Inc. and the NAR on September 16, 2010, regarding the Amendment dated
September 10, 2010, to the Operating Agreement by and between Realtors Information Network, Inc. and
RealSelect, Inc.
NAR AND MOVE PAVE WAY FOR INNOVATION WITH UPDATED OPERATING AGREEMENT
CAMPBELL, CA — (September 16, 2010) — The National Association of Realtors ® (NAR) and Move, Inc., (NASDAQ: MOVE), the leader in online real estate, today announced recent discussions related to their 14-year operating agreement have resulted in an updated agreement intended to drive more competitive and rapid innovations to their flagship site, Realtor.com®.
     The discussions between the two organizations revolved around bringing clarity and alignment to key issues surrounding site innovations, content modifications, and approvals so Move and NAR can drive faster and more competitive improvements on Realtor.com.
     “NAR is pleased to continue and strengthen our agreement with Move. Updating the operating agreement underlines both NAR’s and Move’s commitment to ensure that real estate professionals remain as the first point of contact in the real estate transaction,” said NAR President Vicki Cox Golder, owner of Vicki L. Cox & Association, Tucson, Ariz.
     “We’re very pleased with the outcome of these discussions with our partner NAR. We’re looking forward to a stronger and more collaborative relationship guided by an updated agreement enabling Move to drive more competitive innovations on Realtor.com that will enhance consumer’s search experience while empowering Realtors® with a greater range of valuable marketing services,” said Move, Inc. Chief Executive Officer, Steve Berkowitz. “We entered the discussions seeking clarity and alignment yet achieved much more as we quickly found vast common ground related to our mutual objective to connect consumers with Realtors. The internet and competitive environment have evolved dramatically since our original agreement was crafted in 1996. Under this updated agreement, Move is now positioned to usher in a new era of innovation the industry looks to us to provide as the category leader in today’s fast-paced technology-driven market place.”
     The updated operating agreement now provides provisions intended to streamline the development and delivery process for improvements to site features and functionalities, as well as clarifies certain areas of content now requiring NAR approval. As a result, Move anticipates it can make innovations to the Realtor.com site more rapidly to remain at the forefront of advancement in today’s highly competitive and information-driven environment
     “The agreement continues to ensure certain content protections for real estate brokers in regards to property listed on Realtor.com,” said Dale Stinton, chief executive officer of NAR. “In addition, and as a result of these discussions, approval provisions were added to the agreement that reflect and reaffirm both organizations’ commitment to ensure that brokers and Multiple Listing Services (MLSs) remain in control of their proprietary listing data and related information that displays on Realtor.com.”
     In addition to the discussions surrounding the operating agreement, NAR and Move discussed the benefits Move can deliver to real estate professionals, MLSs, and consumers by syndicating listing data content to third parties such as online portals, real estate listing sites and other designated destinations. As a result, Move received consent from NAR to syndicate listing data content in accordance with each data content provider’s [MLSs and brokers] permission and instructions.
     “Move remains committed to delivering the most valuable online real estate experience to real estate professionals, advertisers and consumers by remaining focused on continually evolving our products and services to meet their diverse needs and expectations,” comments Errol Samuelson, chief revenue officer for Move, Inc., and president of

Realtor.com. “By updating our operating agreement with NAR and expanding the relationship to enable a more competitive approach to how we operate the business, we can fully leverage our leadership position to deliver the right products and services with the most comprehensive and freshest data content available in a manner that successfully connects consumers with real estate professionals and advertisers at the right time.”
     The amended operating agreement between Move and NAR was filed on Thursday, September 16, 2010 as an 8K filing.
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ABOUT THE NATIONAL ASSOCIATION OF REALTORS
The National Association of Realtors®, “The Voice for Real Estate,” is America’s largest trade association, representing 1.1 million members involved in all aspects of the residential and commercial real estate industries.
ABOUT MOVE, INC.
Move, Inc. (Nasdaq: MOVE) is the leader in online real estate with 12.7 million1 monthly visitors to its online network of websites. Move, Inc. operates: Move.com, a leading destination for information on new homes and rental listings, moving, home and garden and home finance; REALTOR.com® the official website of the National Association of REALTORS(R); Moving.com; SeniorHousingNet; and TOP PRODUCER Systems. Move, Inc. is based in Campbell, California.
ABOUT REALTOR.COM®
Realtor.com®, where the world shops for real estate online, is operated by Move, Inc., (Nasdaq: MOVE) and is the official web site of the National Association of REALTORS®. Ranked as the #1 homes-for-sale site, Realtor.com ® currently offers potential home buyers access to over four million property listings, as well as the most brokers and agents. It also provides REALTORS ® and the home sellers they represent with the Internet’s largest real estate marketplace, reaching more than 10.2 million1 consumers in August 2010. Agents and companies have the power to customize Realtor.com ® resources to maximize their brand and productivity.
REALTOR® and Realtor.com® are registered trademarks of the NATIONAL ASSOCIATION OF REALTORS®. REALTOR® is a federally registered collective membership mark, which identifies a real estate professional who is a Member of the NATIONAL ASSOCIATION OF REALTORS® and subscribes to its strict Code of Ethics. All other trademarks appearing above are the property of Move, Inc., or of their other respective owners.
This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Contact:	Lucien Salvant, NAR, lsalvant@realtors.org / 202.383.1176 Julie Reynolds, Move, Inc./ Julie.reynolds@move.com / 805.557.3080 Richard Garcia, Move, Inc./ Richard.garcia@move.com / 805.557.3807

[1]	comScore Media Metrix, August 2010